AGREEMENT OF SALE AND PURCHASE




BY AND BETWEEN


BOSSIER MALL, L.L.C.,


AND BMP REALTY ENTERPRISES, L.L.C.


COLLECTIVELY, AS SELLER


AND


PIERRE BOSSIER MALL, L.P.


AS PURCHASER




DATED AS OF SEPTEMBER 2, 1998


TABLE OF CONTENTS


ARTICLE I
1. 	Definitions

ARTICLE II
1. 	Agreement to Sell and Purchase/Due Diligence Period
2. 	Deposit, Purchase Price and Adjustments
3. 	Title Commitment; UCC Searches
4. 	Survey
5.	Seller's Representations and Warranties
6. 	Purchaser's Representations and Warranties
7. 	Seller's Operating Covenants
8.	Damage or Destruction Prior to Closing
9. 	Condemnation Prior to Closing


ARTICLE III
1. 	Date of Closing
2. 	Purchaser's Conditions to Closing
3. 	Seller's Conditions to Closing
4. 	Closing Deliveries by Seller
5. 	Closing Deliveries by Purchaser
6. 	Delivery of Deposit by Escrow Agent
7. 	Responsibility for Costs


ARTICLE IV
1. 	Escrow Provision


ARTICLE V
1.	Adjustments
2.	Claims
3.	Disputes/Arbitration


ARTICLE VI
1. 	Attorney's Fees
2. 	"As-Is" Sale
3. 	Notices
4. 	Non-Waiver
5. 	Partial Invalidity
6. 	Applicable Law
7. 	Gender and Number
8. 	Broker Indemnity
9. 	Captions
10. 	Incorporation of Schedules and Exhibits
11. 	Binding Effect
12. 	Survival
13. 	Further Assurances
14. 	Amendment of Agreement; Complete Agreement
15. 	Consideration Prior to Closing Date
16. 	Purchaser's Default; Liquidated Damages and Deposit
17. 	Agreement Non-Recourse to Seller, Seller's Default
18. 	References to Mortgages and Deeds of Trust
19. 	Counterparts
20. 	Third Parties
21. 	Independent Counsel
22. 	Assignment
23. 	Successors and Assigns
24.	Publicity


LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Intentionally Omitted
Exhibit B 	Form of Deed
Exhibit C	Forms of Assignment and Assumption of Leases
	(For Recorded and Unrecorded Leases)
Exhibit C-1	Form of Assignment and Assumption of Luby's Lease
Exhibit D	Form of Assignment and Assumption of Contracts
Exhibit E	Form of Assignment and Assumption of Core Agreement
Exhibit F	Form of Bill of Sale
Schedule A	Legal Description - Mall Property
Schedule A-1	Legal Description - Luby's Property
Schedule B	Contracts
Schedule C	Leases
Schedule D	Permitted Exceptions-Mall Property
Schedule D-1	Permitted Exceptions-Luby's Property
Schedule E	Mortgage- Mall Property
Schedule E-1	Mortgage-Luby's Property
Schedule F	Written Notices of Violations-Mall Property
Schedule F-1	Written Notices of Violations-Luby's Property
Schedule G	Insurance-Mall Property
Schedule G-1	Insurance-Luby's Property
Schedule H	Surviving Agreements
Schedule I	Written Claims with respect to the Core Agreement
Schedule J	Contribution to Promotional Associations
Schedule K	Leasing Commissions



AGREEMENT OF SALE AND PURCHASE

	This Agreement of Sale and Purchase (this "Agreement") is made and entered into as of this 2nd day of September, 1998, by and between BOSSIER MALL, L.L.C., a Delaware limited liability company ("Bossier") and BMP REALTY ENTERPRISES, L.L.C. ("BMP"; Bossier and BMP are collectively referred to herein as "Seller"), and PIERRE BOSSIER MALL, L.P., a Delaware limited partnership ("Purchaser").

W I T N E S S E T H:

	WHEREAS, Bossier desires to sell, convey and assign fee simple title to that certain real property (the"Land") located in Bossier Parish, Louisiana and more particularly described on Schedule A attached hereto and BMP desires to sell, convey and assign fee simple title to that certain real property (the "Luby's Land") located in Bossier Parish, Louisiana and more particularly described on Schedule A-1 attached hereto, in each case together with all right, title and interest of Bossier and BMP, as the case may be, in and to (i) the buildings, structures, installations, fixtures and improvements (collectively, the "Improvements") located on the Land and the Luby's Land, as the case may be, (ii) any machinery, apparatus, appliances, equipment, furnishings, fittings and other tangible or intangible personal property (collectively, the "Personalty") now or hereafter attached or appurtenant to or forming a part of the Improvements or used in connection with the maintenance and operation of the Improvements (excluding all personal property belonging to any of the tenants of the Property (as hereinafter defined)), and (iii) the Related Rights (as hereinafter defined) (the Luby's Land, the Improvements located thereon, the Related Rights applicable to the Luby's Land and the Personalty located thereon are hereinafter sometimes collectively referred to as, the "Luby's Property"; the Land, the Improvements located thereon, the Related Rights applicable to the Land and the Personalty located thereon are hereinafter sometimes collectively referred to as the "Mall Property"; and the Luby's Property and the Mall Property are hereinafter sometimes collectively referred to as the "Property").

	WHEREAS, Purchaser desires to purchase the Property from Seller for the consideration and on the terms and conditions set forth herein, and Seller has accepted such offer.

	WHEREAS, Seller and Purchaser desire to enter into this Agreement to evidence the agreements of Seller and Purchaser relative to the terms and conditions on which the Property will be sold and conveyed by Seller to Purchaser.

	NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound, Seller and Purchaser hereby make and enter into this Agreement on the following terms and conditions:

ARTICLE I
Definitions
	For the purposes of this Agreement, the following terms shall have the meanings set forth below:
		1.	"Actual Knowledge of Seller"; "Actual Knowledge of Bossier"
or "Actual Knowledge of BMP"  shall mean the actual knowledge after inquiry and review of their respective files and records of (i) the managing member of Bossier, (ii) the account executive for the Property at Odin Management Company, L.P. ("Odin"), and (iii) Marty Mayer; in
either case without imputing to Seller any knowledge of any other party, including without limitation, any other agents, managing agents or other representatives of Seller.
		2.	"Books and Records" shall mean all records, books of account and papers of Seller relating to the construction, ownership and operations of the Property, including without limitation, architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, underground storage tank reports, feasibility studies, appraisals, ADA surveys or reports, OSHA asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of the Leases, the Core Agreement and the Contracts and correspondence related thereto.
		3.	"Closing" shall mean the consummation by Seller and Purchaser of the sale and purchase of the Property on the Date of Closing as contemplated by this Agreement.
		4.	"Closing  Date" or Date of Closing" shall mean that date on
which the Closing shall occur, as provided in Paragraph 1 of Article III of this Agreement.
		5.	"Contracts" shall mean the service, maintenance and other
contracts and concessions that are currently in effect and to which
Seller is a party respecting the use, maintenance, development, sale or operation of the Property or any portion thereof (but excluding this
Agreement, the Leases and the Core Agreement) which are listed on
Schedule B together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.
		6.	"Core Agreement" shall mean that certain First Restatement of
Construction and Operation Agreement For the Pierre Bossier Mall Shopping
Center, Bossier City Louisiana, dated November 23, 1983 and recorded on
November 23, 1983 with the Clerk of Bossier Parish Louisiana as File #
395805.
		7.	"Deposit" has the meaning given such term in Paragraph 2 of
Article II below.
		8.	"Effective Date of this Agreement" shall mean the date on
which Seller and Purchaser execute this Agreement, or if Seller and
Purchaser do not execute this Agreement on the same day, the later of the dates on which Seller and Purchaser execute this Agreement.
		9.	"Escrow Agent" means Near North National Title Corporation,
as escrow agent pursuant to Article IV hereof.
		10. 	"Excluded Leasing Commissions" shall mean Leasing
Commissions, if any, which may be due in connection with any extension or renewal of existing Leases or any new or expansion Leases which are entered into after the date hereof which are approved by Purchaser as provided herein.
		11.	"Existing Documents" shall mean, with respect to the
Property, the Contracts, the Core Agreement  and the Leases.
		12.	"Existing Obligations" shall mean the current covenants,
agreements and obligations binding on Seller or the Property under the terms of the Existing Documents.
		13.	"Improvements" has the meaning given such term in the first
recital to this Agreement.
		14.	"Land" has the meaning given such term in the first recital
to this Agreement.
		15.	"Lease Rights" means the rights of Seller as landlord or
lessor under the Leases.
		16.	"Leases" means the leases, licenses or other tenancy or
occupancy agreements described in Schedule C attached hereto together with any modifications thereto or any new or expansion leases entered into after the date hereof, in each case which are approved by Purchaser as provided herein.
		17.	"Leasing Commissions" shall mean all leasing and other real
estate commissions, fees or other compensation payable by Seller to any real estate broker, sales person or finder who is entitled to receive such commission, fee or other compensation as a result of the leasing of space in the Improvements owned by Seller to tenants (including, without limitation, the extension, renewal or expansion of any lease pursuant to an exercise of an option or otherwise).
		18.	"Luby's Land" has the meaning given in the first recital to
this Agreement.
		19.	"Luby's Lease" means that certain Lease, dated July 10, 1989, between Boram Corp., as lessor, and Luby's Cafeterias, Inc., as lessee, as amended, affecting the Luby's Land.
		20.	"Luby's Property" has the meaning given in the first recital to this Agreement.
		21.	"Luby's Purchase Price" has the meaning given in Article II,
Paragraph 2.2.
		22.	"Mall Property" has the meaning given in the first recital to this Agreement.
		23.	"Mall Purchase Price" has the meaning given in Article II,
Paragraph 2.2.
		24.	"Option Agreement" shall mean that certain Option to
Purchase, dated as of February 9, 1998, between Seller and Purchaser
  		25. 	"Party" shall mean a party to the Core Agreement or a
Contract (or the  successor or assignee thereof) or a tenant under a
Lease, in each case other than Seller or its predecessors in interest.

		26.	"Permitted Exceptions" shall mean with respect to (i) the
Mall Property, the Core Agreement and the Title Exceptions described on
Schedule D attached hereto except as otherwise noted on Schedule D hereto and only to the extent applicable to the Mall Property, and (ii) the
Luby's Property, the Core Agreement and the Title Exceptions described on
Schedule D-1 attached hereto except as otherwise noted on Schedule D-1 and only to the extent applicable to the Luby's Property.
		27.	"Personalty" has the meaning given such term in the first
recital to this Agreement.
		28.	"Property" has the meaning given such term in the first
recital to this Agreement.
		29.	"Related Rights" shall mean:
		(a)	all easements, rights-of-way licenses, interests, rights and appurtenances of any kind owned by the Bossier or BMP  appertaining to the Land or the Luby's Land, as the case may be, including, but not limited to, any right, title and interest in and to any adjacent vaults or alleys;
		(b)	all right, title and interest, if any, of Seller in and to
any land lying in the bed of any highway, street, road, avenue, access way or easement opened or proposed, in front of, at a side of or adjoining the Land or the Luby's Land, as the case may be,  and to the center line thereof; and all rights, titles and interests of Seller in and to any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road or avenue;
		(c)	Bossier's  right, title and interest in all security
deposits, if any, held in connection with the Leases, excluding any interest earned thereon;
		(d)	Bossier's and BMP's  right, title and interest in the
Contracts and in all warranties, guaranties, bonds, building permits, utility reservations or allocations (but not deposits), and certificates of compliance and occupancy, relating to the Mall Property or the Luby's
Property, as the case may be;

		(e)	the Books and Records and all site plans, surveys, soil and
substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind owned by Seller and in Seller's possession or in the possession of Seller's managing member, Odin or Stirling
Properties, that relate to the Land, the Luby's Land, the Improvements or the Personalty;
		(f)	any condemnation award made or to be made in lieu thereof
relative to any damage to or any condemnation or other taking of the
Land, the Improvements located on the Land or the Luby's Land or the
Improvements located on the Luby's Land, as the case may be;
		(g)	any insurance proceeds relating to any casualty loss due and owing to Seller as a result of damage or destruction of all or any portion of the Property to the extent not applied by Seller to restore the Property; and
		(h)	Seller's right, title and interest in the Leases and the Core
Agreement.
		30.	"Survey" shall mean, with respect to the Property, that
certain Survey dated January 28, 1998, prepared by Raburn & Associates.
		31.	"Title Commitment" shall mean, with respect to (i) the Land, that certain Title Commitment dated January 8, 1998, prepared by Near
North National Title Corporation, as agent for First American Title
Insurance Corporation, bearing title number N9800019, and (ii) with respect to the Luby's Land, that certain Title Commitment dated January
14, 1998, prepared by Near North National Title Corporation, as agent for
First American Title Insurance Corporation, bearing title number N9800019
(Lot 7).
		32.	"Title Exceptions" shall mean the defects in, exceptions to, or conditions or liens or other encumbrances on the title to the Land or the Luby's Land, as the case may be, the Improvements or such of the
Related Rights as are related to the Property whether evidenced by written instrument or otherwise evidenced; any overlapping upon the Land or the Luby's Land, as the case may be, by improvements situated on other lands; any encroachments upon or by the Land or the Luby's Land or
Improvements; any boundary disputes regarding the boundaries of the Land or the Luby's Land, as the case may be; and the terms, provisions and conditions contained in any instruments evidencing or referring to any such defects, exceptions, conditions, liens or other encumbrances, overlaps, encroachments or boundary disputes.
		33.	"Title Insurer" shall mean Near North National Title
Corporation, as agent for First American Title Insurance Company.
		34.	"Title Policy" shall mean, with respect to the Property, an
ALTA 1970 Form B Extended Coverage Owners Policy of Title Insurance, each to be (i) issued to Purchaser by the Title Insurer as contemplated in
Article III below, and (ii) subject only to the Permitted Exceptions.
		35.	"UCC Searches" shall mean reports of searches made of the
Property and Uniform Commercial Code Records of the county and city in which the Land is located and of the Uniform Commercial Code Records maintained in the office of the Secretary of State of Louisiana, with regard to Uniform Commercial Code Financing Statements in which Seller is named as the debtor, by both the respective County Clerk and the
Secretary of State of Louisiana, respectively, or by the Title Insurer or other reputable concern regularly engaged in the search of such records and the issuance of such reports.
		36. 	"Update" has the meaning given such term in Paragraph 3(e) of
Article II below.

		The terms used in this Agreement which are defined in (a) the introductory paragraphs of this Agreement, (b) in the further Articles of this Agreement, and (c) in the Schedules and Exhibits attached to this Agreement, shall have the respective definitions there ascribed to them.


ARTICLE II
Agreement to Sell and Purchase;
Terms of Sale and Purchase

		1.	Agreement to Sell and Purchase/Due Diligence Period.  Subject
to the terms, covenants and conditions of this Agreement, Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to purchase and accept the Property from Seller, for the consideration and subject to the terms, covenants, conditions and provisions herein set forth.
		2.	Deposit and Purchase Price.
			2.1	Deposit.  (a)  Purchaser shall deposit with Escrow
Agent (the "Deposit") the sum of TWO HUNDRED THOUSAND AND NO/100 DOLLARS
($200,000.00)  upon the execution and delivery of this Agreement, by wire transfer of Federal funds to an account designated by Escrow Agent.
			(b)	Escrow Agent shall hold and apply the Deposit (and any
interest earned thereon) in accordance with the terms of Article IV herein.
		2.2  	Purchase Price.  The purchase price for (i) the Luby's Land
and the Improvements located thereon (the "Luby's Purchase Price") shall be an amount equal to the outstanding principal balance of the mortgage described in Schedule E-1 hereto encumbering the Luby's Land and the
Improvements located thereon together with all accrued and unpaid interest thereon as of the Closing Date payable by Purchaser's taking title to the Luby's Property subject to such mortgage and (ii) the Land and the Improvements located thereon (the "Mall Purchase Price"; the
Luby's Purchase Price and the Mall Purchase Price are collectively referred to as the "Purchase Price") shall be an amount equal to the sum of (x) the outstanding principal balance of that certain mortgage described on Schedule E hereto encumbering the Land and the Improvements located thereon together with all accrued and unpaid interest thereon as of the Closing Date payable by Purchaser's taking title to the Mall
Property subject to such mortgage, and (y) the sum of TWO MILLION TWENTY
SEVEN THOUSAND SIX HUNDRED FIFTY FIVE AND NO/00 DOLLARS ($2,027,655.00)
(the "Cash Portion"), which Cash Portion, as reduced by the amount of the
Deposit and any interest accrued thereon paid to Seller by Escrow Agent, shall be payable (subject to adjustment, if any, as provided in Article V of  this Agreement) on the Closing Date to Bossier by wire transfer of immediately available federal funds to the account designated by Bossier.
Not less than one (1) business day prior to the Closing, Bossier shall provide Purchaser and Escrow Agent with written wiring instructions designating the account or accounts into which the Cash Portion of the
Purchase Price is to be transferred, or instructions as to the proper payee for any certified or cashier's checks to be delivered hereunder.

		2.3	Adjustments.  Except as otherwise set forth in Article V
hereof, there shall be no prorations or adjustments to the Purchase
Price.
		3.	Title Commitment; UCC Searches.  (a)  Purchaser has received from the Title Insurer, with respect to the Property:  (i) a Title
Commitment covering the respective interests of Bossier and BMP in the
Land and the Luby's Land, as the case may be, and the respective
Improvements located thereon and (ii) the UCC Searches with respect to the Property.  Purchaser shall accept title subject to the Permitted
Exceptions and any additional encumbrances or liens against the Property approved by or placed against the Property by Purchaser.
			(b)	The obligations of Purchaser hereunder are contingent
upon the issuance at the Closing to Purchaser by the Title Insurer of the
Title Policy dated as of the Closing Date (i) with respect to the
Property, in the amount of the Mall Purchase Price, and (ii) with respect to the Luby's Land, in the amount of the Luby's Purchase Price, in each case insuring title to the Land and the Luby's Land and the respective
Improvements located thereon on and after the date of the Closing, subject only to the Permitted Exceptions applicable thereto  and any additional encumbrances or liens against the Land or the Luby's Land, as the case may be, or the respective Improvements approved by or placed against the Land or the Luby's Land, as the case may be, or the respective Improvements by Purchaser.
		(c)	If, on the Closing Date, the Property is subject to any
liens, encumbrances or other title defects (other than the Permitted
Exceptions or any Title Exceptions approved by or placed against the
Property by Purchaser) which did not arise by reason of any willful default by Seller in the performance of its obligations under this
Agreement, then Seller shall not be obligated to incur any costs or expenses of any nature in order to cure such defect Notwithstanding the foregoing,  in the event that on or prior to the Closing Date either (x)
Seller shall willfully encumber the Property with a mortgage lien
(excluding the mortgages described on Schedule E hereto) or a mechanic's lien (i.e., a mechanic's lien which is filed as a result of work contracted for by Bossier which work is not being administered or supervised by Bossier's managing agent for the Mall Property) or (y) a judgment lien shall be filed against the Property relating to any claim asserted against Seller (each a "Voluntary Lien"), then Seller shall be required to cause such Voluntary Lien to be removed of record; provided, however, in no event shall Seller be required to expend in excess of the
Cash Portion of the Purchase Price in order to remove any such Voluntary
Lien.  In the event that Seller is not required to cure any title defect in accordance with the foregoing and Seller notifies Purchaser of its refusal to cure any defects, then Purchaser shall have the right and option as Purchaser's sole remedy to (i) take title to the Property subject to such defects without any reduction in the Purchase Price, or
(ii) terminate this Agreement.  If Purchaser elects to terminate this
Agreement, then this Agreement shall be canceled and of no further force and effect and neither party shall have any further or additional rights, obligations, claims or remedies against the other.
		(d)	If at the Closing there are any liens or encumbrances which
Seller is obligated to pay and discharge hereunder, Seller may, but shall not be obligated to, use any portion of the Cash Portion of the Purchase
Price to satisfy same provided that Seller shall have delivered to
Purchaser at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the costs of recording or filing said instruments.  Purchaser, if request is made by Seller or Seller's counsel within a reasonable time prior to the date of Closing, agrees to provide, or cause to be provided at Closing, any combination of separate certified or bank checks or wire transfers of immediately available federal funds aggregating the amount of the
Purchase Price to facilitate the payment and satisfaction of any such liens or encumbrances.  The existence of any such liens and encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements and the Title Insurer omits such liens or encumbrances as exceptions to title or insures Purchaser against the enforcement of same against the Property by endorsements reasonably satisfactory to Purchaser.
		(e)	Notwithstanding anything to the contrary contained in
Paragraphs 3(c) and 3(d) hereof, if the Title Commitment or any update of the Title Commitment issued on or prior to the Closing Date (an "Update")
discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller,
Seller, on request, shall deliver to Purchaser or the Title Insurer affidavits to the effect that such judgments, bankruptcies or other returns are not against Seller.  If the Title Commitment or any Update discloses exceptions (other than the Permitted Exceptions or any Title
Exceptions approved by or placed against the Property by Purchaser) which may be removed solely by delivery of an affidavit, reasonably requested by the Title Insurer, which can be delivered by Seller or by reference to
Seller's existing title policy, Seller shall deliver such affidavit and remove such exceptions.  If the Property is subject to any Voluntary liens which Seller is required to remove or if Seller chooses, in its sole and absolute discretion, to remove any other such Title Exceptions,
Seller shall be entitled to one or more adjournments of the Closing (not in excess of 30 days in the aggregate) to remove such Title Exceptions.
Notwithstanding the foregoing, Seller, at its option in lieu of satisfying such liens or encumbrances and provided that the amount required to satisfy such liens and encumbrances does not exceed $50,000, may deposit with the Title Insurer such amount of money as may be determined by the Title Insurer as being sufficient to induce it to affirmatively insure Purchaser against such liens and/or encumbrances, including interest and penalties, out of or against the Property (and to omit such exceptions from any mortgagee policy in favor of Purchaser's lender), in which event such liens and encumbrances shall not be objections to title.
		4.	Survey.  Purchaser has received the Survey with respect to
the Property, prepared and certified as to all matters shown thereon by a registered, public surveyor acceptable to Purchaser and the Title
Insurer.  If, on the Closing Date, the Property is subject to any Title
Exceptions which are not disclosed by the Survey and which (i) affect the
Property in a  material adverse manner and are unacceptable to Purchaser in the exercise of Purchaser's reasonable judgment, and (ii) did not arise by reason of a willful act or default by Seller in the performance of its obligations under this Agreement, then Seller shall not be obligated to incur any costs or expenses of any nature in order to cure such Title Exceptions.  Notwithstanding the foregoing, in the event that an update of the Survey as of the Closing Date shall disclose any Title
Exceptions which (i) affect the Property in a material adverse manner and which are unacceptable to Purchaser in the exercise of Purchaser's reasonable judgment and (ii) arise by reason of a willful act or default by Seller in the performance of Seller's obligations under this
Agreement, then Seller shall be required to attempt to cure such Title
Exception (but in no event shall Seller be required to expend in excess of the Cash Portion of the Purchase Price in order to cure any such Title
Exception). In the event that Seller is not required to cure the Title
Exceptions disclosed by any such update of the Survey in accordance with the foregoing and Seller notifies Purchaser of its refusal or inability to cure the same, then Purchaser shall have the right as Purchaser's sole remedy to (i) take title to the Property subject to such Title Exceptions as shown on the Survey as updated, without any reduction in the Purchase
Price, or (ii) terminate this Agreement.  If Purchaser elects to terminate this Agreement, then this Agreement shall be canceled and of no further force and effect and neither party shall have any further or additional rights, obligations, claims or remedies against the other.
		5.	Seller's Representations and Warranties.  A.  Bossier hereby represents and warrants to Purchaser as of the date hereof that:
		(a)	Bossier and the member of Bossier executing this Agreement
(the "Managing Member") are each limited liability companies duly organized, validly existing and in good standing existing under the laws of the State of Delaware.
		(b)	Bossier and the Managing Member each have all requisite power and authority to enter into and perform and carry out this Agreement and the transactions contemplated hereby and (i) this Agreement has been duly executed and delivered by Bossier by its Managing Member and constitutes the valid, binding and enforceable obligation of Bossier, subject to applicable bankruptcy and insolvency laws and affecting the rights of creditors generally, and (ii) all documents to be executed and delivered by Bossier by its Managing Member in connection herewith, will be duly and validly authorized and duly executed and delivered and shall constitute the valid, binding and enforceable obligations of Bossier in accordance with their respective terms, subject to applicable bankruptcy and insolvency laws and affecting the rights of creditors generally.
		(c) 	Neither the execution and delivery of this Agreement nor the consummation of the purchase contemplated hereby in accordance with the terms hereof conflicts with, results in a breach of the terms, conditions or provisions of, or constitutes a default or grants a right to termination or acceleration under (a) Bossier's organizational papers or any amendment thereof, or (b) any lien, lease, agreement, franchise, license, permit, instrument or other undertaking, or any order, writ, injunction, decree or award or any court or governmental authority or body, to which Bossier is a party or by which it is or may be bound, or results in a violation of any applicable law, statute, ordinance, rule or regulation.
		(d)	The execution and delivery of, and consummation of the
transactions contemplated by, this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of the Leases, the Existing Documents or any other agreement or instrument to which Bossier is now a party or otherwise subject.
		(e)	Bossier has not received any written notice, and has no
Actual Knowledge of the issuance of any written notice, issued by the departments of building, fire, labor, health or other departments and governmental agencies having jurisdiction against or affecting the Mall
Property that the Mall Property is in violation of  applicable local, state or federal laws, statutes, rules, regulations and ordinances
(including, without limitation, zoning and environmental regulations and ordinances).  Notwithstanding the foregoing, Purchaser acknowledges that it has been notified of the exceptions to the foregoing representation which are listed on Schedule F attached hereto.
		(f)	To the Actual Knowledge of Bossier, there is no action, suit, proceeding or claim (including any pending or threatened condemnation proceedings), affecting Bossier or the Mall Property, or any portion thereof, relating to or arising out of the ownership, management, operation, use or occupancy of the Mall Property pending or being prosecuted in any court or by or before any federal, state, county or municipal departments, commission, board, bureau or agency or other governmental instrumentality nor, to the Actual Knowledge of Bossier, is any such action, suit, proceeding or claim threatened or being asserted.
		(g)	Except for the Excluded Leasing Commissions (which shall be
the responsibility of Purchaser),  all Leasing Commissions due in
connection with the Leases shall be paid by Bossier on or before the Date of Closing.
		(h)	To the Actual Knowledge of Bossier, there is no (1) pending
or contemplated annexation or condemnation proceedings affecting, or which may affect, all or any portion of the Mall Property, (2) proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Mall Property or (3) proposed change in road patterns or grades which may adversely affect access to the roads providing a means of ingress to or egress from the Mall Property.
		(I)	Annexed hereto as Schedule C, is a true and complete list of all Leases of space at the Mall Property in effect as of the date hereof which schedule sets forth (i) the monthly rentals reserved thereunder,
(ii) the amount of any security deposits held thereunder (subject to possible future application thereof in accordance with the terms and conditions of the applicable Lease),  (iii) the expiration date of such
Leases (iv) the date thereof and of each modification, supplement or amendment thereto, and (v) the percentage rent rate and sales breakpoint, if any.  True, complete and correct copies of the Leases and all amendments, modifications and supplements have been delivered to
Purchaser prior to the date hereof.  Except for the Leases described in
Schedule C hereto, Bossier has not entered into any leases, licenses or occupancy agreements affecting the Property.  To the Actual Knowledge of
Bossier, as of the date hereof, each of the Leases is valid and subsisting and in full force and effect, and no rents or other payments or deposits are held by Bossier or Bossier's agent, except for the security deposits described on Schedule C and rents prepaid for the current month.  Except as set forth on Schedule C, as of the date hereof,
Bossier has not received written notice of any claim by any tenant the
Bossier is in default of its obligations as landlord under the Leases nor, to the Actual Knowledge of Bossier, has any other claim been asserted by any tenant against Bossier claiming that (i) Bossier has defaulted in any of its material obligations as landlord under any of the
Leases, (ii) such tenant is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing any rents or other charges paid, payable or to become payable by such tenant, or (iii)
such tenant is entitled to terminate or cancel its Lease
		(j)	Annexed hereto as Schedule G is a true, complete and correct copy of the certificate of insurance covering the Mall Property and which reflects the coverages applicable thereto.  All such insurance (or replacements or renewals thereof) shall be maintained in full force and effect until the Closing Date.
		(k)	Bossier is not a foreign person as defined in Section 1445 of the Internal Revenue Code.  Bossier shall deliver to Purchaser at the
Closing a non-foreign person affidavit ("Firpta Affidavit") containing such information as shall be required by said Section 1445.
		(l)	Except for the Permitted Exceptions and as otherwise provided in Schedule H hereto, on the Date of Closing there will not be any
Contracts or other agreements which will be binding on Purchaser subsequent to the Date of Closing with respect to the Mall Property which cannot be canceled, at Purchaser's option upon the giving of 30 days or less prior written notice and without penalty, premium or fee..
		(m)	Except as set forth on Schedule I, none of the Core Agreement
Parties has made any written claim which has been received by Bossier or, the Actual Knowledge of Bossier, has any other claim, whether or not in writing (i) that Bossier has defaulted in performing any of its material obligations under any of the Core Agreement which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that such Core Agreement Party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by such Core Agreement
Party, (iv) that such Core Agreement Party is entitled to cancel its Core
Agreement or to be relieved of its operating covenants thereunder, or (v)
that there is a violation of any of the material covenants, conditions or restrictions contained in such Core Agreement.
		(n)	Except as set forth on Schedule J, Bossier is not under any
obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund nor has customarily in the past made or provided any such contributions or assistance.  The promotional association established with respect to the Property (the
"Promotional Association") is an independent association established by and on behalf of the Tenants, Bossier having no ownership, management, fiduciary or monetary interest of any kind therein.  Bossier has remitted to the Promotional Association any amounts received by it from Tenants and other Parties that constitute contributions to the Promotional
Association.
		(o)	Copies of current real estate tax bills with respect to the
Mall Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered or made available to Purchaser.  No application or proceeding is pending with respect to a reduction or an increase of such taxes.
There are no tax refund proceedings relating to the Property which are currently pending.  To the Actual Knowledge of Bossier, as of the date hereof no special tax or assessment to have been levied against the Mall
Property nor are there any pending proceedings to change in the tax assessment of the Mall Property.
		(p)	Neither Bossier nor any member of Bossier, nor any officer,
director, shareholder or partner of any member of Bossier, owns any real property adjacent to or across any street from the Mall Property.
		(q)	No approval, consent, waiver, filing, registration or
qualification with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the documents to be delivered by Bossier under the terms of this Agreement.
		(r)	To the Actual Knowledge of Bossier, there are no lease
brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Mall  Property other than as disclosed in the
Leases, the Contracts or in Schedule K.
		B.	BMP hereby represents and warrants to Purchaser as of the
date hereof that:
		(a)	BMP and the member of BMP executing this Agreement (the "BMP
Managing Member") are each limited liability companies duly organized, validly existing and in good standing existing under the laws of the
State of Delaware.
		(b)	BMP and the BMP Managing Member each have all requisite power and authority to enter into and perform and carry out this Agreement and the transactions contemplated hereby and (i) this Agreement has been duly executed and delivered by BMP by its BMP Managing Member and constitutes the valid, binding and enforceable obligation of BMP, subject to applicable bankruptcy and insolvency laws and affecting the rights of creditors generally, and (ii) all documents to be executed and delivered by BMP by its BMP Managing Member in connection herewith, will be duly and validly authorized and duly executed and delivered and shall constitute the valid, binding and enforceable obligations of BMP in accordance with their respective terms, subject to applicable bankruptcy and insolvency laws and affecting the rights of creditors generally..
		(c) 	Neither the execution and delivery of this Agreement nor the consummation of the purchase contemplated hereby in accordance with the terms hereof conflicts with, results in a breach of the terms, conditions or provisions of, or constitutes a default or grants a right to termination or acceleration under (a) BMP's organizational papers or any amendment thereof, or (b) any lien, lease, agreement, franchise, license, permit, instrument or other undertaking, or any order, writ, injunction, decree or award or any court or governmental authority or body, to which
BMP is a party or by which it is or may be bound, or results in a violation of any applicable law, statute, ordinance, rule or regulation.
		(d)	The execution and delivery of, and consummation of the
transactions contemplated by, this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of the Luby's Lease or any other agreement or instrument to which BMP is now a party or otherwise subject.
		(e)	BMP has not received any written notice, and has no Actual
Knowledge of the issuance of any written notice, issued by the departments of building, fire, labor, health or other departments and governmental agencies having jurisdiction against or affecting the Luby's
Property that the Luby's Property is in violation of  applicable local, state or federal laws, statutes, rules, regulations and ordinances
(including, without limitation, zoning and environmental regulations and ordinances).  Notwithstanding the foregoing, Purchaser acknowledges that it has been notified of the exceptions to the foregoing representation which are listed on Schedule F-1 attached hereto.
		(f)	To the Actual Knowledge of BMP, there is no action, suit,
proceeding or claim (including any pending or threatened condemnation proceedings), affecting BMP or the Luby's Property, or any portion thereof, relating to or arising out of the ownership, management, operation, use or occupancy of the Luby's Property pending or being prosecuted in any court or by or before any federal, state, county or municipal departments, commission, board, bureau or agency or other governmental instrumentality nor, to the Actual Knowledge of BMP, is any such action, suit, proceeding or claim threatened or being asserted.
		(g)	No Leasing Commissions are due in connection with the Luby's
Lease.
		(h)	To the Actual Knowledge of BMP, there is no (1) pending or
contemplated annexation or condemnation proceedings affecting, or which may affect, all or any portion of the Luby's Property, (2) proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Luby's Property or (3) proposed change in road patterns or grades which may adversely affect access to the roads providing a means of ingress to or egress from the Luby's Property.
		(i)	A true, complete and correct copy of the Luby's Lease and all amendments, modifications and supplements thereto has been delivered to
Purchaser prior to the date hereof.  Except for the Luby's Lease, BMP has not entered into any leases, licenses or occupancy agreements affecting the Luby's Property.
		(j)	Annexed hereto as Schedule G-1 is a true, complete and
correct copy of the certificate of insurance covering the Luby's Property and which reflects the coverages applicable thereto.  All such insurance
(or replacements or renewals thereof) shall be maintained in full force and effect until the Closing Date.
		(k)	BMP is not a foreign person as defined in Section 1445 of the
Internal Revenue Code.  BMP shall deliver to Purchaser at the Closing a non-foreign person affidavit ("Firpta Affidavit") containing such information as shall be required by said Section 1445.
		(l)	Except for the Permitted Exceptions, on the Date of Closing
there will not be any Contracts or other agreements which will be binding on Purchaser subsequent to the Date of Closing with respect to the Luby's
Property.
		(m)	No approval, consent, waiver, filing, registration or
qualification with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the documents to be delivered by BMP under the terms of this Agreement.
		6. 	Purchaser's Representations and Warranties.  Purchaser hereby represents and warrants to Seller as of the date hereof that:
		(a)	Purchaser is a limited partnership duly organized, validly
existing, and in good standing under the laws of State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and to consummate the transactions contemplated hereby.
		(b) 	Purchaser has full right, power and authority to enter into
this Agreement and all documents and agreements described herein to be executed by Purchaser and to consummate the transactions contemplated hereby, and this Agreement and such other documents and agreements constitute (or will constitute when executed and delivered) the valid, binding and enforceable obligation of  Purchaser in accordance with their respective terms, subject to applicable bankruptcy and insolvency laws and affecting the rights of creditors generally.
		(c) 	Neither the execution and delivery of this Agreement nor the consummation of the purchase contemplated hereby in accordance with the terms hereof conflicts with, results in a breach of the terms, conditions or provisions of, or constitutes a default or grants a right to termination or acceleration under (a) Purchaser's organizational papers or any amendment thereof, or (b) any indenture, mortgage, deed of trust, lien, lease, agreement, franchise, license, permit, instrument or other undertaking, or any order, writ, injunction, decree or award or any court or governmental authority or body, to which Purchaser is a party or by which it is or may be bound, or results in a violation of any applicable law, statute, ordinance, rule or regulation.
		(d) 	To the actual knowledge of Purchaser, there is no action,
suit or proceeding pending or, threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.
		(e) 	There are no actions, voluntary or involuntary, pending
against Purchaser under any bankruptcy, reorganization, arrangement, insolvency or similar United States federal or state statute.
		7.	Seller's Operating Covenants.  Prior to the Closing, Seller
shall keep and maintain the Property in the manner presently maintained and operated by Seller (ordinary wear and tear excepted).  Prior to
Closing, unless required by law or to effect or comply with the request or direction of a branch, department or agency of the United States government, Seller shall not, without the prior written consent of
Purchaser, which consent may be withheld for any reason in Purchaser's sole discretion:
		(a)	amend, renew, extend or modify any Lease in any material
respect; except as a result of a default by the tenant under any Lease, terminate or accept the surrender of any Lease; or enter into any new lease of any portion of the Property or approve any sublease or assignment of Lease;
		(b)	except as otherwise required under the Leases, permit any
structural modification or additions to the Improvements or the Land except for insubstantial and immaterial changes which do not adversely affect the Improvements or the Land or the value thereof;
		(c)	sell or otherwise dispose of any item or groups of items
constituting the Personalty except for insubstantial and immaterial changes which do not adversely affect the Improvements or the Land or the value thereof;
		(d)	offer or sell (or agree to offer or sell) or encumber (or
agree to encumber) any part of the Property, or create (or agree to create) any exception to or covenant, restriction, easement or other servitude on the Property; or
		(e)	cancel or lower the limits of any existing insurance coverage on the Property;
	(f)	enter into any other new contracts or extend, renew or
cancel, consent to the assignment of or waive any material right under any other Contract, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice.
		8.	Damage or Destruction Prior to Closing.  Seller shall bear
the risk of all loss or damage to the Property from all causes, through the Closing.  In the event, on or prior to the Date of Closing, any of the Improvements, the Land or any of the items constituting the
Personalty should be damaged or destroyed as a result of fire or other casualty or any other cause whatsoever, Seller shall promptly give
Purchaser written notice of such destruction or damage.  The rights and obligations of Seller and Purchaser by reason of such destruction or damage shall be as follows:
		(a)	If the cost of repair and restoration (as such term is
defined below) of such destruction or damage shall be $250,000 or less with respect to the Property, the obligations of Purchaser with respect to the Property shall not be affected by such destruction or damage and
Purchaser shall accept title to the Property in its destroyed or damaged condition; but (i) at the Closing, Seller shall assign to Purchaser all of Seller's rights, title and interests in and to the proceeds of any insurance carried by Seller and payable with respect to such destruction or damage (other than as have been used for repairs); (ii) Seller shall pay any deductible on the applicable insurance policy with respect to such destruction or damage or credit the amount of such deductible against the Purchase Price; and (iii) there shall be no other reduction in the Purchase Price.
		(b)	If the cost of repair and restoration of such destruction or damage shall exceed $250,000 with respect to the Property, Purchaser shall have the option either to:  (I) accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of subparagraph (a) above; or (ii) terminate this Agreement by giving notice to such effect to Seller not later than ten (10) days after the cost of repair and restoration is determined (as provided below);
upon the giving of such notice by Purchaser, the Deposit together with any interest earned thereon shall be returned to Purchaser and neither
Seller nor Purchaser shall have any further obligation hereunder.
		The term "cost of repair and restoration" shall mean an estimate of actual cost of repair and restoration obtained by Purchaser, within twenty (20) days of receipt of notice from Seller from a reputable contractor regularly doing business in the parish where the Property is located provided that if such Seller does not agree with such estimate, such Seller may obtain, within ten (10) days of receipt of notice of the estimate obtained by Purchaser, an estimate from a reputable contractor regularly doing business in such county, and if such contractor shall not agree to the estimate obtained by Purchaser, then, said contractors shall obtain an estimate from a third reputable contractor regularly doing business in such county and the "cost of repair and restoration" shall mean the estimate of such third contractor.
		9.	Condemnation Prior to Closing.  If, after the date hereof and prior to the Closing, all or any material portion of the Property is condemned or taken by eminent domain (or is the subject of a pending or contemplated condemnation proceeding or taking by eminent domain which has not been completed), or if any variance or similar law affecting any significant portion of the Property is changed, the Seller shall promptly give the Purchaser reasonably detailed written notice of such condemnation, taking or change, and the Purchaser shall have the option to terminate this Agreement by giving notice to Seller within ten (10)
days after the receipt of Seller's notice, whereupon this Agreement shall be terminated, the Deposit together with any interest earned thereon shall be returned to Purchaser and thereafter neither Seller nor
Purchaser shall have any further obligations hereunder.  If the Purchaser does not exercise its option to terminate this Agreement as herein above set forth, then this Agreement shall remain in full force and effect without a reduction in the Purchase Price and the Purchaser shall be entitled to, and Seller shall assign to Purchaser, any and all claims that Seller may have to condemnation awards and/or any and all causes of action with respect to such condemnation or taking of, or such change relating to, the Property and Seller shall pay to the Purchaser, by certified or official bank check, an amount equal to all payments theretofore made with respect to such condemnation, taking or change.
For purposes of this paragraph, a taking by condemnation or by eminent domain of the Property shall be deemed to affect a "material portion" of such Property if the estimated value of the portion of the Property taken exceeds ten percent (10%) of the allocable Purchase Price for such
Property or if as a result of such taking any party to the Core Agreement or Dillard's shall have the right to terminate its operating covenant or the respective Core Agreement or lease.

ARTICLE III
Closing Conditions and Other Closing Matters
		1.	Date of Closing.  The Closing shall take place within fifteen
(15) days after exercise of the Option (as defined in the Option
Agreement), or such other date as the parties hereto shall agree, but in no event later than February 1, 1999 and, except as otherwise provided herein pursuant to any provision which entitles either Seller or
Purchaser to an adjournment of the Closing, time shall be of the essence as of such date.  The Closing shall take place on the Closing Date at
10:00 a.m. at the offices of Proskauer Rose LLP, 1585 Broadway, New York,
New York or at such other place as may be mutually agreed upon by Seller and Purchaser.  The Closing shall be conducted as an escrow closing pursuant to an escrow closing agreement in form mutually satisfactory to
Seller, Purchaser and the Title Insurer.
		2. 	Purchaser's Conditions to Closing  The obligation of
Purchaser to consummate the transactions provided for herein is subject to and contingent on the satisfaction of the following conditions or the waiver of the same by Purchaser:
		(a) 	All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Date of Closing.
		(b) 	Seller shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or before the Date of Closing.
		(c)  Purchaser shall have received the Title Policy.
		(d)   No litigation, including any arbitration, investigation or other proceeding shall be pending before any court, arbitrator or governmental or regulatory official, body or authority, nor any decree, order or injunction shall have been issued by any such court, arbitrator or governmental or regulatory official, body or authority and remain in effect which does or is likely to prevent or hinder the timely consummation of the Closing or otherwise materially and adversely affect the Property or the ownership, operation, leasing or management thereof.
		In the event that any of the foregoing conditions shall not be satisfied or waived by Purchaser on or before the Date of Closing, this
Agreement shall be deemed terminated and of no further force, the Deposit together with any interest earned thereon shall be returned to Purchaser and neither Purchaser nor Seller shall have any further rights, duties or obligations hereunder.
		3. 	Seller's Conditions to Closing  The obligation of Seller to
consummate the transactions provided for herein is subject to and contingent on the satisfaction of the following conditions or the waiver of the same by Seller:
		(a) 	All of the representations and warranties of Purchaser set
forth in this Agreement shall be true and correct in all material respects as of the Date of Closing unless modified in accordance with the terms of the Option Agreement.
		(b) 	Purchaser shall have performed, satisfied and complied, in
all material respects, with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser on or before the Date of Closing.
		In the event that any of the foregoing conditions shall not be satisfied or waived by Seller on or before the Date of Closing, this
Agreement shall be deemed terminated and of no further force, the Deposit together with any interest earned thereon shall be returned to Purchaser and neither Purchaser nor Seller shall have any further rights, duties or obligations hereunder.
		4.	Closing Deliveries by Seller.  At Closing, Bossier and BMP
shall each deliver and furnish to Purchaser (either directly or under the terms of the closing escrow agreement) duly executed, notarized originals of the following documents (the "Seller Closing Documents"):
		(a)	A cash sale deed without warranty (the "Deed") in the form
attached hereto as Exhibit B so as to convey to Purchaser all of (i)
Bossier's title to the Mall Property, and (ii) BMP's title to the Luby's
Property, in each case, free of all liens and encumbrances to the extent expressly provided herein other than the Permitted Exceptions (or other
Title Exceptions approved or placed against the respective Property by
Purchaser) and (x) the Leases in the case of the Mall Property, and (y)
the Luby's Lease in the case of the Luby's Property, which Deeds will be in recordable form, duly executed and acknowledged and shall have affixed thereto, at Bossier's and BMP's sole cost and expense, any requisite surtax and documentary stamps, in proper amount;
		(b)	(i) in the case of the Mall Property, an original counterpart of an Assignment and Assumption of Leases in the form attached hereto as
Exhibit C for the Leases (the "Assignment and Assumption of Leases"),
assigning to Purchaser all of Bossier's  right, title and interest as landlord under such Leases, together with an original counterpart of the
Assignment and Assumption of Leases in recordable form, listing only those leases which have been recorded or for which a memorandum has been recorded, and (ii) in the case of the Luby's Property, an original counterpart of an Assignment and Assumption of the Luby's Lease in the
form of Exhibit C-1 hereto (the "Assignment and Assumption of the Luby's
Lease"), assigning to Purchaser all of BMP's right, title and interest as landlord under the Luby's Lease in recordable form .
		(c)	With respect to the Mall Property, an original counterpart of a General Assignment and Assumption of Contracts in the form attached hereto as Exhibit D (the "General Assignment and Assumption of
Contracts"), assigning to Purchaser all of Bossier's right, title and interest under the Contracts.
		(d)	With respect to the Mall Property and the Luby's Property, an original counterpart of an Assignment and Assumption of Operating
Agreement in recordable form in the form of Exhibit E (the "Assignment of
Core Agreement"), assigning to Purchaser all of Bossier's and BMP's right, title and interest under the Core Agreement.
		(e)	With respect to the Mall Property and the Luby's Property, a
Bill of Sale and Assignment for the Personalty owned by Bossier or BMP, as the case may be,  and such of the Related Rights which are not conveyed by the Deed, in the form of Exhibit F duly executed by Bossier and BMP, as the case may, in each case subject only to the Permitted
Exceptions.
		(f)	With respect to (i) the Mall Property, a letter addressed to each tenant under each of the Leases and a letter to each party to the
Core Agreement, advising such tenant or party that the Mall Property has been sold to Purchaser, the name of the person who will act as
Purchaser's management agent for Property, and that all Rent is payable to such person, as the agent for the Purchaser, and (ii) the Luby's
Property, a letter addressed to the tenant under the Luby's Lease advising such tenant that the Luby's Property has been sold to Purchaser.
		(g)	Such instruments as are necessary or reasonably required by
Purchaser or the Title Insurer to evidence the authority of Bossier, the
Managing Member, BMP and the BMP Managing Member executing the instruments to be executed in connection with the transactions contemplated herein, and evidence that the execution of such instruments is the official act and deed of Bossier, the Managing Member and BMP and the BMP Managing Member, as the case may be.
		(h)	To the extent in Seller's possession or in the possession of
Odin, Stirling Properties or any other agent; (i) title to and possession of all licenses and permits relating to the Property and architectural plans and drawings, engineering plans, drawings and specifications, and all other plans and drawings for the Improvements; and  (ii) the original copies of certificates of occupancy, certificates or reservations, if any, allocating utility capacity to the Property and (iii) the Books and
Records.
		(i)	Possession of the Mall Property, subject only to the Leases
and possession of the Luby's Property subject only to the Luby's Lease..
		(j)	(i) with respect to the Mall Property, a certificate of
Bossier and the Managing Member certifying that (a) it is duly organized, validly existing and in good standing under the laws of, and is qualified to do business in, the State of Louisiana, (b) it is fully authorized to consummate the transactions contemplated in this Agreement, (c) the signatures on all documents to be delivered by it hereunder are sufficient to bind Bossier and (d) all documents and instruments required to effectuate the transactions contemplated by this Agreement with respect to Bossier have been validly authorized, duly executed and delivered by Bossier and the Managing Member, and (ii) with respect to the Luby's Parcel, a certificate of BMP and the BMP Managing Member certifying that (a) it is duly organized, validly existing and in good standing under the laws of, and is qualified to do business in, the State of Louisiana, (b) it is fully authorized to consummate the transactions contemplated in this Agreement, (c) the signatures on all documents to be delivered by it hereunder are sufficient to bind BMP and (d) all documents and instruments required to effectuate the transactions contemplated by this Agreement with respect to BMP have been validly authorized, duly executed and delivered by BMP and the BMP Managing
Member.
		(k)	The Firpta Affidavits.
		(m)	Certificates issued by the Delaware Secretary of State, dated not more than ten (10) days prior to the Closing Date, certifying the good standing of Bossier, BMP, the Managing Member and BMP Managing
Member, respectively.
		(n)	Any instruments, documents or certificates required to be
executed by Bossier or BMP with respect to any state, county or local transfer taxes applicable to the conveyance of the Mall Property and the
Luby's Property  pursuant to this Agreement.
		(o)	A closing statement with respect to the transactions
contemplated under the terms of this Agreement.
		(p)	All other agreements or instruments required under the terms of this Agreement to be executed and delivered by Bossier or BMP.
		5.	Closing Deliveries by Purchaser.  At Closing, Purchaser shall deliver and furnish to Seller (either directly or under the terms of the closing escrow agreement):
		(a)	The Purchase Price;
		(b)	(i) With respect to the Mall Property, an original
counterpart of the Assignment and Assumption of Leases in the form attached hereto as Exhibit C, assuming all of the landlords obligations under the Leases arising on and after the Date of Closing, including, without limitation, the obligation to pay the Excluded Leasing
Commissions, together with an original counterpart of the Assignment and
Assumption of Leases in recordable form, listing only those leases which have been recorded or for which a memorandum has been recorded, and (ii)
with respect to the Luby's Property, an original counterpart of the
Assignment and Assumption of the Luby's Lease in the form attached hereto as Exhibit C-1, assuming all of landlord's obligations under the Luby's
Lease arising on and after the Date of Closing in recordable form.
		(c)	With respect to the Mall Property, an original counterpart of the General Assignment and Assumption of Contracts, assuming Bossier's obligations under the Contracts arising on and after the Date of Closing.
		(d)	An original counterpart of the Assignment of Core Agreement, assuming Bossier's and BMP's obligations under the Core Agreement arising on and after the Closing Date.
		(e)	Such instruments as are necessary or reasonably required by
the Title Insurer to evidence the authority of Purchaser and the persons executing the instruments and that the execution of such instruments is the official act and deed of Purchaser.
		(f)	A certificate of the Purchaser certifying that (a) it is duly organized, validly existing and in good standing under the laws of the
State of Delaware and is qualified to do business in, the State of
Louisiana, (b) it is fully authorized to consummate the transactions contemplated in this Agreement, (c) the signatures on all documents to be delivered by it hereunder are sufficient to bind it and (d) all documents and instruments required to effectuate the transactions contemplated by this Agreement with respect to the Purchaser have been validly authorized, duly executed and delivered by the Purchaser.
		(g)	All other agreements or instruments required under the terms of this Agreement to be executed and delivered by Purchaser.
		(h)	A copy of the closing statement executed by both Seller and
Purchaser.
		6. 	Delivery of Deposit by Escrow Agent.  Upon Closing, Escrow
Agent shall deliver the Deposit (together with any interest earned thereon) to Seller or, if directed by BMP, to Bossier.

		7.	Responsibility for Costs.  At Closing the parties shall pay
the following:
		(a)	Purchaser's Costs.  Purchaser shall pay for (i) one-half of
the title insurance premiums for the Title Policies and all fees and expenses incurred in connection with title, (ii) all fees and expenses incurred in connection with obtaining the UCC Searches and Survey,  (iii)
Purchaser's attorney's fees, (iv) one-half of the escrow fees payable to
Title Insurer, if applicable and (v) the cost of recording the Deed.
		(b)	Seller's Costs.  Seller shall pay for (i) one-half of the
title insurance premiums for the Title Policies and all fees and expenses incurred in connection with title, (ii) transfer, recording, sales, gains and other similar taxes, (iii) brokerage fee commission to Odin in connection with the sale of the Property, which fee and commission shall be paid by Seller pursuant to separate agreement, (iv) Seller's attorney's fees, (v) the cost of recording any documents to cure Title
Exceptions and (vi) one-half of the escrow fees payable to Title Insurer, if applicable.  At or prior to the Closing, Seller shall pay or cause to be paid all Leasing Commissions payable in connection with the Leases as contemplated by Article II, Subparagraph 5(g) hereof.
		(c)  Anything in this Agreement to the contrary notwithstanding, in the event that either party shall bring an action to enforce any of the remedies provided hereunder or otherwise available to such party, the prevailing party shall be entitled to reimbursement by the non-prevailing party for reasonable attorneys' fees, costs and expenses in connection with such action.
ARTICLE IV
Escrow Provision
		1.	The Deposit shall be held by Escrow Agent, in trust, on the
terms and conditions hereinafter set forth:
		(a)	The Escrow Agent will deliver the Deposit together with any
and all interest accrued thereon to Bossier or the Purchaser, as the case may be, upon the following conditions:
			(i)	At the Closing, upon the consummation of the Closing
contemplated herein, Escrow Agent will deliver the Deposit together with any and all interest accrued thereon to Seller or, if directed by BMP, to
Bossier.
			(ii)	Upon receipt of a written notice from Seller stating
that the Seller is entitled under this Agreement to the Deposit together with any and all interest accrued thereon, and demanding payment of the same, the Escrow Agent will deliver such amount to Seller; provided, however, that the Escrow Agent will not honor such demand until not less than ten (10) days after the date on which the Escrow Agent shall have delivered (by personal delivery or by a nationally recognized overnight courier) a copy of such notice and demand to the Purchaser, nor thereafter, if during such ten (10) day period, the Escrow Agent shall have received written notice of objection from the Purchaser in accordance with the provisions of part (c) of this Article.
			(iii)	Upon receipt of a written notice from the Purchaser
stating that the Purchaser is entitled under this Agreement to the return of the Deposit together with any and all interest accrued thereon and demanding payment of the same, the Escrow Agent will deliver such amount to the Purchaser; provided, however, that the Escrow Agent will not honor such demand until not less than ten (10) days after the date on which the
Escrow Agent shall have delivered (by personal delivery or by a nationally recognized overnight courier) a copy of such notice and demand to Seller, nor thereafter, if during such ten (10) day period, the Escrow
Agent shall have received written notice of objection from Seller in accordance with the provisions of Part (c) of this Article.
		(b)	Any notice to the Escrow Agent shall be sufficient only if
received by the Escrow Agent within the applicable time periods set forth herein.  All mailings and notices from the Escrow Agent to Seller or
Purchaser, or from Seller or Purchaser to the Escrow Agent shall be addressed to the party to receive such notice at the address set forth in Article VI of this Agreement, but those provisions of Article VI relating to the manner of giving notices and the effective dates thereof shall have no application to the provisions of this Article.
		(c)	Upon receipt of a written demand for the Deposit together
with any and all interest accrued thereon made by Seller or the Purchaser pursuant to the provisions of sections (ii) or (iii) of part (a) of this
Article, the Escrow Agent shall promptly deliver a copy thereof (by personal delivery or by a nationally recognized overnight courier) to the other party.  The other party shall have the right to object to the delivery of such amount or accrued interest thereon by delivery to and receipt by the Escrow Agent of written notice of objection within ten
(10) days after the receipt of such copy from the Escrow Agent, but not thereafter.  Upon receipt of such notice of objection, the Escrow Agent shall promptly deliver a copy thereof (by personal delivery or by a nationally recognized overnight courier) to the party who made the written demand.
		(d)	If the Escrow Agent shall have received a notice of objection as provided for in part (c) of this Article within the time therein prescribed or any disagreement or dispute shall arise between or among any of the parties here-to and/or any other persons resulting in adverse claims and demands being made for the Deposit, whether or not litigation has been instituted, then, (1) the Escrow Agent shall continue to hold the Deposit subject to such adverse claims and the Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with such claims or demand, and in the event of any joint direction from
Seller and Purchaser, the Escrow Agent shall then disburse the Deposit in accordance with said direction, (2) in the event the Escrow Agent shall receive a written notice advising that litigation over entitlement to the
Deposit has been commenced, the Escrow Agent may deposit the Deposit with the clerk of the court in which said litigation is pending or (3) the
Escrow Agent may (but shall not be required to) take such affirmative steps as it may, at its option, elect in order to substitute another impartial party to hold the Deposit subject to such adverse claims in a court of competent jurisdiction and the commencement of an action for interpleader, the cost thereof to be borne by whichever of Seller and
Purchaser is the losing party, and thereupon the Escrow Agent shall be released of and from all liability thereunder.  Seller and Purchaser jointly and severally agree to reimburse the Escrow Agent for any and all expenses incurred in the discharge of its duties under this Article, including, without limitation, reasonable attorneys' fees. Nothing herein, however, shall affect the liability of a defaulting party to another party for reimbursement of any amount paid to the Escrow Agent under this Paragraph (d).
		(e)	It is expressly understood that the Escrow Agent acts
hereunder as an accommodation to Seller and Purchaser and as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instruments or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which the Escrow Agent or the parties may act.
		(f)	The Escrow Agent shall not have any duties or
responsibilities except those set forth in this Article and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by the
Escrow Agent to be genuine, and the Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.
		(g)	In the event of the death of any person who may be a party in interest hereunder, the Escrow Agent shall deem and treat the legal representatives of such person's estate as the successor in interest of said deceased person for all purposes of this Article.
		(h)	The Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.
		(i)	The Escrow Agent shall not be responsible for any act or
failure to act on its part except in the case of its own willful default or gross negligence.  The Escrow Agent shall be automatically released from all responsibility and liability under this Agreement upon the
Escrow Agent's delivery or deposit of the Deposit in accordance with the provisions of this Article.
		(j)	Seller and Purchaser agree that if either shall, pursuant to section (iii) or section (iv) of part (a) of this Article, deliver to the
Escrow Agent a written demand for the Deposit, the party making such demand shall, promptly after delivering such demand to the Escrow Agent, deliver a copy of such demand to the other party, together with a statement of the facts and circumstances underlying the demand; provided, however, that nothing in this part shall have any effect whatsoever upon the Escrow Agent's rights, duties and obligations under the preceding parts of this Article.

ARTICLE V
Adjustments to Cash Portion
		1.	Adjustments.  Notwithstanding anything to the contrary
contained herein, the Option Agreement or in any other agreements entered into between Purchaser and Seller with respect to the transactions contemplated herein, in the event that Purchaser shall assert any claims against Seller (on or before the Closing) in respect of (collectively,
"Purchaser's Claims"): (i)  any asserted misrepresentations or breach of any warranties of either Bossier or BMP set forth in Article II,
Paragraph 5 of this Agreement (as such representations and warranties may be modified or amended pursuant to the terms of the Option Agreement prior to the Closing Date), or (ii) any actual damages or losses suffered or incurred by Purchaser prior to the Closing Date by reason of (x) any default by Bossier under any of the Leases or the Core Agreement, by BMP under the Luby's Lease, any claim by a tenant under the Leases, the Core
Agreement or any other agreement with Bossier, or by the tenant under the
Luby's Lease, in each case arising with respect to any actions, events or obligations attributable to the period subsequent to (a) January 30, 1997 with respect to the Mall Property and (b) June 12, 1997 with respect to the Luby's Property, and in each case prior to February 1, 1998, or (y)
to the extent not covered by insurance, any claims for personal injury or damage to property occurring during the period subsequent to February 1,
1997 and prior to February 1, 1998, then Purchaser's sole remedy in respect of any such Purchaser's Claims shall be to seek reimbursement for the actual damages suffered or incurred by Purchaser as a result thereof by reducing the Cash Portion of the Purchase Price in accordance with the terms and conditions of this Article V. In no event shall (i) Bossier nor or any of its members or BMP nor any of its members have any personal liability in respect of any such Purchaser's Claims, and (ii) Purchaser be entitled to any reimbursement for damages in excess the Cash Portion of the Purchase Price.
		2.	Claims.  Upon such date as Purchaser becomes aware of any
Purchaser's Claims,  but in no event later than three (3) business days prior to the Closing Date, Purchaser shall deliver a written notice (the
"Notice of Claim")describing in reasonable detail (a) the nature of
Purchaser's Claims and (b) the basis for Purchaser's determination of the amount of actual damages sought by Purchaser in connection therewith
(such amount not to exceed the Cash Portion of the Purchase Price in the aggregate). Seller shall, within five (5) business days of Seller's receipt of Purchaser's Notice of Claim, provide Purchaser with written notice stating whether (i) Seller has agreed to adjust the Cash Portion in accordance with the Notice of Claim, (ii) Seller has elected to adjourn the Closing Date in order to attempt to cure Purchaser's's Claim in accordance with the provisions of Paragraph 3 of this Article V, or
(iii) Seller has elected to dispute Purchaser's Notice of Claim and to submit such dispute to arbitration in accordance with the provisions of
Paragraph 4 of this Article V.
		3.	Cure Period.  If Seller elects to attempt to cure, then
Seller shall have a period of 30 days following the delivery of Seller's notice to Purchaser to attempt to conform the underlying facts and conditions to the representation made by Seller or to otherwise cure any
Purchaser's Claims, provided, however, if the condition causing such
Purchaser's Claim is susceptible of cure but cannot reasonably be cured with such 30-day period and provided further that Seller shall have commenced to cure such condition with such 30-day period and thereafter diligently proceeds to cure the same, then such 30-day period shall be extended for such an additional period of time as is reasonably necessary for Seller in the exercise of due diligence to cure such condition but in no event shall such additional period exceed sixty (60) days.  In the event Seller fails to cure the condition causing the representation or warranty to be false or any such other Purchaser's Claims, Seller shall within three (3) business days after the 30-day period or 60-day period, as the case may be, provide Purchaser with written notice stating whether
(i) Seller has agreed to adjust the Cash Portion in accordance with the
Notice of Claim and in such event the Cash Portion shall be adjusted accordingly, or (ii) Seller has elected to dispute the Notice of Claim and to submit such dispute to arbitration in accordance with Paragraph 4 of this Article V.
		4.	Disputes/Arbitration.  (a) Any dispute or controversy arising under or in connection with this Article V of this Agreement shall be settled exclusively by arbitration to be held in the City of New York in accordance with the commercial rules of the American Arbitration
Association then in effect, subject to Section 3(b) below.  There shall be one arbitrator appointed in accordance with those rules.  As part of his award, the arbitrator shall make a fair allocation between the parties of the fee and expenses of the American Arbitration Association and the cost of any transcript, taking into account the merits of their claims and defenses.  The arbitrator shall render his award within sixty
(60) days after the commencement of the arbitration; provided, however, no failure on the part of the arbitrator to render his award within such sixty (60) day period shall constitute a release from liability or otherwise affect the liability of any party hereto.  Failure by either party to submit to arbitration under this paragraph shall result in the arbitrator ruling in favor of the other party if such other party has submitted to arbitration under this paragraph.  Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York courts for that purpose.
		(b) In connection with any arbitration under the preceding Section
3(a), each party shall, within ten (10) days following the appointment of the arbitrator, submit to the arbitrator its statement of the facts related to the Notice of Claim and, if necessary, an estimate of the amount of actual damages owed together with how such amount was computed.
The arbitrator shall be charged solely with determining, within ten (10)
days after expiration of the period during which the parties are to submit their respective statements and estimates, whether or not a the
Purchaser's Claim was properly asserted and, if in the event that a
Purchaser's Claim has been validly asserted,  which estimate is closest to the amount of actual damages suffered or incurred by Purchaser.  In such event, the arbitrator shall be entitled to award the amount of the estimate that is closest to the arbitrator's determination of the actual damages suffered by Purchaser as the amount of the allowable adjustment to the Cash Portion of the Purchase Price; except that, if the larger of the two estimates is equal to or less than 120% of the smaller of the two estimates, the amount to be awarded by the arbitrator shall be the average of the two estimates.  No failure on the part of the arbitrator to make such determination within such ten (10) days shall constitute a release from liability or otherwise affect the liability of any party hereto. If either party fails to timely submit a statement of facts and an estimate under this 3(b), the estimate of the other party shall be awarded by the arbitrator to the party to whom it is due.


ARTICLE VI
General Matters
		1.	Attorney's Fees.  If any action or proceeding is commenced by either party to enforce their rights under this Agreement, or to collect damages as a result of the breach of any of the provisions of this
Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in addition to any other relief awarded.  The determination of who is the prevailing party shall be decided by the court or courts, including any appellate court, in which such matter is tried, heard or decided.
		2.	"AS-IS" Sale.  Purchaser acknowledges and agrees that, except as otherwise set forth herein, the Property is being sold to Purchaser on an "As-Is, Where-Is" basis, "With All Faults" and that, except for express representations and warranties of Seller set forth in this
Agreement or any other document executed and delivered by Seller to
Purchaser pursuant to this Agreement, Seller has made no representations or warranties to Purchaser, express or implied, of the Property, the ability to develop or use the Property, the structural integrity of the quality or condition of the soil underlying the subject improvements, the environmental condition of the Property,  the merchantability of the
Property or the fitness of the Property for any particular purpose.
Purchaser agrees that Seller shall not be liable for any latent or patent defects in the Property or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller whether verbally or in writing.  Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made and do not make any verbal or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement.  Purchaser has made such examination of the operation, income and expenses of the
Property and all other matters and documents affecting or relating to this transaction or the Property as Purchaser deemed necessary.  In entering into this Agreement and acquiring the Property, Purchaser has not been induced by and has not relied upon (and Seller is not liable for or bound by) any representations, warranties, guarantees, promises, statements, real estate broker "set ups" or other information, whether express or implied, made or furnished by Seller or by any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties, guarantees, promises or statements were made in writing or orally. Purchaser releases Seller for any claim or cause of action for redhibition pursuant to Louisiana Civil Code articles 2520 et. seq. or for the diminution of purchase price pursuant to Louisiana Civil Code article 2541 et seq.  Purchaser acknowledges that Purchaser understands that Louisiana redhibition law enables Purchaser to hold Seller responsible for any obvious or hidden defects in the Property existing on the date of sale and that such right is being specifically waived by
Purchaser.
		3.	Notices. All notices and any other communications permitted
or required under this Agreement must be in writing and will be effective
(i) immediately upon delivery in person or by facsimile, provided delivery is made during regular business hours and the sender receives confirmation from the sending machine that the facsimile has been properly sent or (ii) 24 hours after deposit with a commercial courier or delivery service for overnight delivery, provided delivery is made during regular business hours or receipt is acknowledged by a person reasonably believed by the delivering party to be employed by the recipient; or
(iii) three days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid.  All notices must be properly addressed and delivered to the parties at the addresses set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided herein:
	If to any Bossier:
			Bossier Mall, L.L.C.
			c/o Odin Management Company, L.P.
			500 West Putnam Avenue
			Greenwich, CT  06830
			Attention:  Robert J. Rosen
			Tel:   203-629-3600
			Fax:  203-629-3421

	If to BMP:
			BMP Realty Enterprises, L.L.C.
			c/o Odin Management Company, L.P.
			500 West Putnam Avenue
			Greenwich, CT 06830
			Attention: Robert J. Rosen
			Tel:    203-629-3600
			Fax:    203-629-3600

	In each case, with a copy to:
			Proskauer Rose LLP
			1585 Broadway
			New York, NY  10036
			Attention:  Kenneth S. Hilton, Esq.
			Tel:   212-969-3725
			Fax:  212-969-2900

	If to Purchaser:
			Pierre Bossier Mall, L.P.
			c/o General Growth Properties, Inc.
			110 N. Wacker Drive
			Chicago, IL  60606
			Attention:  Joel Bayer
			Tel:	312-960-5015
			Fax:	312-960-5475

		With a copy to:
			Neal, Gerber & Eisenberg
			Two N. LaSalle Street, 21st floor
			Chicago, IL  60602
			Attention:  Reuben C. Warshawsky
			Tel:	312-269-8412
			Fax:	312-269-1747


However, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address within the United States by at least ten (10)
days' written notice to the other party.
		4.	Non-Waiver.  No waiver or waivers by any party of any breach, default, liability or performance by the other party shall be deemed or construed a waiver of any other term, condition or liability or the breach or default thereof.  Failure on the part of any party to complain of any action or inaction on the part of the other party or to declare the other party in default, no matter how long such failure may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder.
		5.	Partial Invalidity.  If any provision of this Agreement, or
the application thereof to any particular party or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to any other particular party or circumstance, shall not be affected thereby and each remaining provision of this Agreement, or the application of such provision to any other particular party or circumstance, shall be valid and enforceable.
		6.	Applicable Law.  This Agreement shall be construed and
enforced in accordance with the laws of the State of Louisiana.
		7.	Gender and Number.  All pronouns used in this Agreement shall include the other genders, and the singular shall include the plural, and the plural shall include the singular, whenever and as often as may be appropriate.
		8.	Broker Indemnity.  (a) Seller and Purchaser represent to each other that the only brokers dealt with by either of them in connection with this transaction is The Greenwich Group.
		(b)	Purchaser hereby agrees to indemnify and hold harmless Seller from all claims for brokerage, agency, finder's and similar fees claimed in connection with this transaction by any broker, agent, finder or other similar party with whom Purchaser dealt in connection with this transaction, except The Greenwich Group.
		(c)	Seller hereby agrees to indemnify and hold harmless Purchaser from all claims for brokerage, agency, finder's and similar fees claimed in connection with this transaction by any broker, agent, finder or other similar party with whom Seller dealt in connection with this transaction.
Seller further represents and warrants to Purchaser that, Seller shall solely be responsible for paying any fees, commissions or other charges which may be payable to The Greenwich Group by reason of or in connection with the transaction contemplated herein.
		9.	Captions.  The captions under the Article numbers and beside the Paragraph numbers of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this
Agreement and in no way affect or constitute a part of this Agreement.
		10.	Incorporation of Schedules and Exhibits.  All Schedules and
Exhibits attached hereto are hereby incorporated herein by this reference and made a part hereof for all purposes.
		11.	Binding Effect.  This Agreement and all of its terms and
provisions shall be binding upon and inure to the benefit of Seller and its successors and assigns, and Purchaser and its successors and assigns.
		12.	Survival.  Except as otherwise expressly provided in any
documents delivered by Seller to Purchaser on the Date of  Closing, the
delivery of the Deeds by Seller and the acceptance thereof by Purchaser shall be deemed a full performance and discharge of every agreement, obligation and provision required to be performed by Seller under this
Agreement.
		13.	Further Assurances.  The parties hereto each agree to execute and deliver such other documents or agreements as may be necessary or desirable for the consummation of the transactions contemplated by this
Agreement.  In addition, from time to time after the Closing Date, at the Purchaser's request, Seller will execute and deliver or cause to be executed and delivered such other instruments of transfer, sale, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to effectively transfer, sell, convey and assign to Purchaser and to otherwise effectuate the transactions contemplated by this Agreement.  In addition, at reasonable times and upon reasonable prior written notice to Seller,
Purchaser shall be entitled to review and copy, at Purchaser's sole cost and expense, income and expense and other similar financial information relating to the operation or leasing of the Property which is in the possession or control of Seller (excluding any information which relates to Seller as opposed to the Property or which is of a confidential nature); provided, however: (i) Seller's sole obligation relating to such information shall be to make such information available to Purchaser as provided above, (ii) Seller shall not be required to make any representation or warranty with respect to any such information nor verify the accuracy thereof, and (iii) Purchaser's obligations hereunder shall in no way be conditioned upon Purchaser's approval of such financial information or Purchaser's being satisfied with any matters disclosed by Purchaser's review of such financial information.
		14.	Amendment of Agreement; Complete Agreement.  This Agreement
may not be modified or amended orally or in any other manner than by an agreement in writing, signed by Seller and Purchaser. This Agreement, and the documents and agreements to be delivered pursuant hereto, contain the entire agreement and understanding between Purchaser and Seller concerning the subject matter of this Agreement and supersede all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Purchaser or Seller concerning the Property or the other matters which are the subject of this Agreement.  This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties.
		15.	Consideration Prior to Closing Date.  Seller and Purchaser
acknowledge and agree that, by execution of this Agreement, Seller and
Purchaser have materially altered their respective legal positions; that
Seller and Purchaser will incur material expense during the period prior to the Closing Date; and that the covenants and agreements of Seller and
Purchaser in this Agreement are supported by sufficient consideration at all times during the term of this Agreement.
		16.	Purchaser's Default; Liquidated Damages and Deposit.  IF
PURCHASER DEFAULTS UNDER THE TERMS OF THIS AGREEMENT AND SUCH DEFAULT
CONTINUES FOR TEN (10) DAYS AFTER WRITTEN NOTICE THEREOF FROM SELLER TO
PURCHASER (EXCEPT FOR PURCHASER'S FAILURE TO PAY THE PURCHASE PRICE WHICH
SHALL NOT REQUIRE ANY NOTICE), SELLER SHALL BE ENTITLED TO TERMINATE THIS
AGREEMENT AND RETAIN THE DEPOSIT AS SELLER'S LIQUIDATED DAMAGES AS ITS
SOLE AND EXCLUSIVE REMEDY FOR SUCH DEFAULT AND FOR THE LOSS SUFFERED BY
SELLER. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY
DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT
OF PURCHASER'S BREACH OF ITS OBLIGATIONS TO COMPLETE THE PURCHASE OF THE
PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES
EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES
PROVIDED FOR IN THIS PARAGRAPH REPRESENTS A REASONABLE ESTIMATE OF THE
DAMAGES AND LOSS WHICH SELLER WILL INCUR AS A RESULT OF SUCH BREACH.  THE
PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT
INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE
LIQUIDATED DAMAGES TO SELLER IN ORDER TO COMPENSATE SELLER FOR THE LOSS
RESULTING FROM PURCHASER'S DEFAULT.
		17. 	Agreement Non-Recourse to Seller, Seller's Default   (a)
Anything contained in this Agreement to the contrary notwithstanding, no recourse shall be had for the payment of any sum due under this
Agreement, or for any claim based hereon or otherwise in respect hereof against Bossier or BMP or any partner or member of Bossier or BMP, as the case may be, or any legal representative, heir, estate, successor or assignee or any thereof.  It is understood that all of the obligations of
Bossier and BMP under or with respect to this Agreement may not be enforced against any person or entity; provided, that the foregoing provisions of this Paragraph shall not prevent Purchaser from commencing a proceeding for specific performance without any abatement of the
Purchase Price or allowance of any kind and in which proceeding no monetary claim is made, or monetary judgment or other relief obtained, against Bossier or BMP or any partner or member thereof; and provided, further, that the foregoing provisions of this paragraph shall not limit the right of any person to name Bossier or BMP as a party defendant in any action or suit seeking specific performance so long as not judgment seeking personal liability be asked for or (if obtained) enforced against
Bossier or BMP or any partner or member of Bossier or BMP, as the case may be,  or any legal representative, heir, estate, successor or assignee of any thereof.
			(b)	If Seller shall fail or be unable to deliver the Deed
and the other documents required to be delivered by Seller to Purchaser on the Date of Closing, or otherwise default under the terms of this
Agreement and such default continues for ten (10) days after written notice thereof from Purchaser to Seller, Purchaser shall have the right, as Purchaser's sole remedy, to (i) in the case of a willful default by
Seller hereunder, commence a proceeding against Seller for specific performance without any abatement of the Purchase Price or allowance of any kind in which proceeding no monetary claim is made, or monetary judgment of other relief obtained against Seller or any partner or member of Seller, or any legal representative, heir estate, successor or assignee of any thereof, or (ii) terminate this Agreement; in which event the Deposit (together with any interest earned thereon) shall be paid to and retained by Purchaser and Seller and Purchaser shall be relieved of all obligations and liability under this Agreement (except for any obligations expressly stated to survive a termination of this Agreement).
		(c)  In addition to the foregoing, in the event that Seller
defaults in any obligation under this Agreement, Purchaser shall not be entitled to rescind the sale of the Property.  Purchaser acknowledges that Purchaser is hereby waiving and foregoing its right to rescind the sale pursuant to Louisiana Civil Code articles 2485 and 2013-2024.
		18.	References to Mortgages and Deeds of Trust.  Any reference
herein to a mortgage shall include a deed of trust, and any reference herein to a deed of trust shall include a mortgage and any reference herein to a mortgagee shall include the beneficiary under a deed of trust and any reference to a beneficiary under a deed of trust shall include a mortgagee.
		19.	Counterparts.  This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to each other.
		20.	Third Parties.  This Agreement is entered into for the sole
benefit of Purchaser and Seller and their respective permitted successors and assigns.  No party other than Purchaser and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.
		21.	Independent Counsel.  Purchaser and Seller each acknowledge
that:  (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.
		22.	Assignment. Neither Purchaser nor Seller may assign any
rights or obligations under this Agreement without the prior written consent of the other party hereto except that (i)  without Seller's consent Purchaser shall be entitled to assign its rights and obligations hereunder to any affiliate of Purchaser provided such assignee shall deliver a written agreement to Seller pursuant to which such assignee shall assume and agree to be bound by the terms and conditions of this
Agreement, and (ii) Purchaser may, upon the giving of written notice to
Seller not less than three business days prior to the Date of Closing, designate a third party to accept title to the Luby's Property; provided, however, in the event of any such designation or assignment, Purchaser shall not be relieved of any obligations or liability hereunder, including, without limitation, any obligations of Purchaser which survive the closing of the transactions contemplated hereby.
		23.	Successors and Assigns.  Subject to Paragraph 22 above, this
Agreement shall be binding upon and inure to the benefits of the heirs, successors and permitted assigns of the parties hereto.
		24.	Publicity.  Prior to the Closing Date, in no event shall
either Seller or Purchaser issue any press release or otherwise disclose any non-public information regarding this Agreement or the transactions contemplated under the terms of this Agreement unless the other party has consented thereto in writing (and Seller and Purchaser agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this
Agreement, the transactions contemplated under the terms of this
Agreement or the Property to such party's attorneys, accountants or other advisors, or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities laws or regulations financial reporting requirements, or to obtain the Estoppel Letters or financing for the acquisition of the
Property.  Further, either party may disclose any information regarding this Agreement or the transactions contemplated under the terms of this
Agreement to its direct or indirect constituent partners, members or shareholders, as the case may be (and to counsel for such constituent partners, members and shareholders) and as otherwise necessary to comply with the terms of this Agreement.  Any disclosure by a party's advisors or direct or indirect constituent partners, members or shareholders shall be deemed a breach hereof by such party.



	EXECUTED under seal by the parties hereto on the respective dates shown below.
				SELLERS:
							BOSSIER MALL L.L.C.
Witness:					By:  Bossier Acquisition L.L.C.
____________________________		By:  Bossier Acquisition Manager L.L.C.

							By: /s/ Robert J. Rosen
____________________________		   ____________________________
								Name: Robert J. Rosen
							Title: Member

							BMP REALTY ENTERPRISES, L.L.C.
Witness:					By: Bossier Mall, L.L.C.
____________________________		By: Bossier Acquisition, L.L.C.
							By: Bossier Acquisition Manager, L.L.C.

							By: /s/ Robert J. Rosen
____________________________		   ____________________________
								Name: Robert J.Rosen
								Title: Member



				PURCHASER:
							PIERRE BOSSIER MALL, L.P.
							By: Pierre Bossier Mall, Inc.
								General Partner
Witness:

							By: /s/ Ronald L. Gern
____________________________		   ____________________________
								Name: Ronald L. Gern
								Title: Vice President



ESCROW AGENT:
NEAR NORTH NATIONAL TITLE CORPORATION

By: ____________________________
	Name:
	Title:






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